                                                               Exhibit 11(a)(10)
                           NOTICE TO SHAREHOLDERS OF
                                 POLYGRAM N.V.

     The undersigned gives notice that copies of an Offering Circular/Prospectus dated November 4, 1998 concerning the proposed Exchange Offer for all outstanding Shares of PolyGram N.V. by The Seagram Company Ltd., for cash or -- with certain limitations -- for Common Shares of The Seagram Company Ltd., are available as of November 5, 1998 at:

     MeesPierson N.V., Rokin 55, 1012 KK Amsterdam (tel: +31 20 527 2467, fax:
+31 20 527 1928)

     The Offer and Withdrawal Rights expire at 3:00 p.m., Amsterdam time (9:00 a.m., New York City time), on December 4, 1998, unless the Offer is extended.

     Admitted institutions of the AEX Stock Exchange will receive a commission in the amount of NLG 0.12 per Share tendered and accepted pursuant to the Offer.

     Montreal, Canada, November 4, 1998
                                          THE SEAGRAM COMPANY LTD.

The Seagram Company, Ltd.
1430 Peel Street
Montreal, Quebec
Canada H3A 1S9

                                        2